Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated 6 September 2019, with respect to the consolidated financial statements of Healthy Harmony Holdings, L.P., included in the Proxy Statement of New Frontier Corporation that is included in the Registration Statement (Form F-1) and Prospectus of New Frontier Health Corporation for the registration of its ordinary shares and warrants.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

23 January 2020